Exhibit 99.2

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
December 30, 2013	(904) 398-9400
www.landstar.com

LANDSTAR COMPLETES SALE OF SUPPLY CHAIN COMPANIES

TO XPO LOGISTICS

Jacksonville, Florida - (NASDAQ-LSTR) Landstar System, Inc., a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services, announced today that it has completed the previously announced sale of its Michigan-based supply chain subsidiaries (“LSCS”) to XPO Logistics, Inc. (“XPO”) for $87.0 million in cash.

Commenting on the transaction, Landstar Chairman, President and CEO Henry Gerkens said, “We are very pleased to have been able to provide our stockholders with an excellent return on investment with respect to the two acquisitions we made in 2009 and to have closed this transaction during our 2013 fiscal year. We look forward to beginning 2014 focused on growing our core business model and are committed to investing in the technology and other businesses that will best support and expand our agent, customer and third party capacity provider bases.”

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation services companies are certified to

LANDSTAR SYSTEM/2

ISO 9001:2008 quality management system standards and RC14001:2008 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

Safe Harbor Statement:

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third-party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in our computer systems; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; acquired businesses; intellectual property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2012 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time-to-time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

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